Exhibit 10.29

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Employment Agreement") is entered into as of the 1st day of April, 1999 between KONOVER PROPERTY TRUST, INC., a Maryland corporation (the "Company"), and SUZANNE LEVIN RICE (the "Executive") for employment commencing on the Effective Date (as hereinafter defined).

                              W I T N E S S E T H:

         WHEREAS, the Company seeks to employ the Executive as Senior Vice President of the Company and the Executive agrees to be so employed.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1.       Employment.

                  (a) The Company hereby employs the Executive as Senior Vice President of the Company and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

                  (b) During the term of her employment under this Employment Agreement and any extension hereof (all references herein to the term of this Employment Agreement shall include any extension hereof), the Executive shall be and have the title of Senior Vice President of the Company and shall devote her entire business time (not less than 40 hours per week in the aggregate) and all reasonable efforts to her employment hereunder, and shall perform diligently such duties, as are customarily devoted or performed by senior vice-presidents of companies similar in size to the Company, together with such other duties as may be reasonably requested from time to time by the Board of Directors of the Company, which duties shall be consistent with her position as set forth above and as provided in Paragraph 2; provided, however, that business activities by the Executive with respect to passive investments, so long as such activities do not, alone or in the aggregate, materially interfere with the Executive's performance of her duties as described in this Paragraph l(b), will not be deemed inconsistent with the requirements of this Paragraph l(b); and, provided, further, however, that the parties hereto acknowledge that Executive will be employed as President of RMC/Konover Property Trust LLC, a Delaware limited liability company, and agree that any business time and efforts devoted by Executive as President of RMC/Konover Property Trust shall not be deemed inconsistent with the requirements of this Paragraph 1(b).

                  (c) As the Company is headquartered in North Carolina and Executive will work from the Company's Tampa, Florida office for the Company, the parties agree to work together to mutually accommodate both Executive and the Company.
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         2.       Term and Positions.

                  (a) Subject to the provisions for extension or termination hereinafter stated, the term of this Employment Agreement shall begin as of April 1, 1999 (the "Effective Date") and shall continue through February 28, 2002 (the "Expiration Date"). As of the Expiration Date and each successive anniversary thereof, such term automatically shall be extended for three (3) additional years, unless; (i) this Employment Agreement is terminated as provided in Paragraph 5 or (ii) either the Company or the Executive shall give written notice to the other at least thirty (30) days before the Expiration Date or any subsequent annual anniversary thereof, that this Employment Agreement shall not be so extended but shall terminate upon the expiration of the then-existing term (for example, unless such written notice of non-extension is given on or prior to January 29, 2002, the term of this Employment Agreement automatically will be extended until February 28, 2005).

                  (b) The Executive shall be entitled to serve as Senior Vice President of the Company. For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Restated Certificate of Incorporation and Bylaws of the Company, as the same may be amended from time to time, which indemnifications shall remain effective after termination of this Employment Agreement with respect to Executive's actions and inactions during the term hereof.

                  (c)      If:

                           (i) the Company materially changes the Executive's duties and responsibilities as set forth in Paragraphs 1(b) and 2(b) without her consent;

                           (ii) the Executive's place of employment is located more than five (5) miles from the existing office of the Company located at 1733 W. Fletcher Avenue, Tampa, Florida without her consent;

                           (iii) there occurs a material breach by the Company of any of its obligations under this Employment Agreement, which breach has not been cured in all material respects within ten (10) days after the Executive gives notice thereof to the Company;

then in any such event the Executive shall have the right to terminate her employment with the Company, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by the Executive but rather a discharge of the Executive by the Company "without cause" pursuant to Paragraph 5(a)(iii). The Executive may exercise such right of termination at any time within three (3) months following the occurrence of the applicable event described in (i) and (iii) of this Paragraph 2(c), and within six (6) months following the occurrence of the applicable event described in (ii) of this Paragraph 2(c).

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                  (d) The Executive shall be deemed not to have consented to any written proposal calling for a material change in her duties and responsibilities unless she shall give written notice of her consent thereto to the Board of the Company within fifteen (15) days after receipt of such written proposal. If the Executive shall not have given such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to the Executive given within ten (10) days after the end of said fifteen (15) day period.

         3.       Compensation.

                  During the term of her employment under this Employment Agreement the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Paragraph 3. All restricted stock given as compensation shall be subject to the Company's 1996 Restricted Stock Plan.

                  (a) Annual Base Salary. The Company shall pay to the Executive a base salary payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) of (i) cash payments of One Hundred Thirty Thousand and No/100 Dollars ($130,000.00) per annum and (ii) such increases (but not decreases) from time to time (based upon the performance of the Company and the Executive) as determined by the Board or the Company's Executive Compensation Committee.

                  (b) Guaranteed Annual Bonus. For each of the twelve (12) month periods ending on the last day of February 2000, 2001 and 2002, the Company shall pay to the Executive a cash bonus of One Hundred Sixty Six Thousand Six Hundred Sixty Seven and No/100 Dollars ($166,667.00). The bonus payable pursuant to this Paragraph 3(b) shall be paid to Executive in equal semi-annual installments on the last day of August and February throughout the period to which such bonus relates. For example, the bonus to which Executive is entitled for the twelve (12) month period ending on February 29, 2000, shall be paid fifty percent (50%) on August 31, 1999, and fifty percent (50%) on February 29, 2000.

                  (c) Discretionary Annual Bonus. In addition to the other amounts described in this Paragraph 3, the Company may pay to the Executive bonus compensation on a calendar year basis pursuant to the terms of the incentive compensation plan established by the Board from time to time, not later than March 1 following each calendar year. Such bonus compensation may be payable in the form of cash or Common Stock of the Company. In the event such bonus is paid in the form of Common Stock, the determination of shares issued may be based on the cash equivalent divided by the market price of the Common Stock on or about the date of determination of the bonus compensation by the Board. Such shares will be increased by 50%, and such shares shall automatically vest on the third anniversary of the date of issuance (for example, March 1, 2003 for shares issued March 1, 2000) unless the Executive

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voluntarily terminates her employment prior to such anniversary date or her employment is terminated for "cause" (see Paragraph 5 (a) (ii)).

                  (d)      Employee Benefits.

                           (i) The Company shall provide to the Executive such medical, hospitalization and dental insurance for herself, her spouse and eligible family members, as may be available to other officers of the Company and term life insurance in the amount of not less than $325,000.

                           (ii) The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to officers of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Employment Agreement shall or shall be deemed to in any way affect the Executive's rights and benefits thereunder except as expressly provided herein).

                           (iii) The Executive shall be entitled to such periods of vacation and sick leave allowance each year as are determined by the Company's Executive Compensation Committee for officers generally; provided that Executive shall be entitled to not less than six weeks (thirty days) of vacation each year, of which four weeks (twenty days) shall be compensated.

                           (iv) The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                  (e) Expense Reimbursement. The Company shall reimburse the Executive or provide her with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business, including all cellular phone charges. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

                  (f) Registered Commissions Payable. Executive shall be entitled to twenty percent (20%) of the gross commissions listed on Exhibit A attached hereto and incorporated herein by this reference (as such Exhibit may be amended from time to time by the mutual agreement of the parties), as and when such commissions are received by the Company and/or any Affiliate thereof.

                  (g) Development Deals. Executive shall be a twenty five percent (25%) partner (defined as having twenty five percent (25%) of the Company's ownership

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interest) with respect to the land development deals listed on Exhibit B attached hereto and incorporated herein by this reference (as such Exhibit may be amended from time to time by the mutual agreement of the parties). Executive may, at her sole discretion, amend Exhibit B prior to March 31, 2000 to replace up to four (4) of the land development deals listed on Exhibit B with other land development deals prior to March 31, 2001. The parties hereto acknowledge and agree that (x) neither the Company nor any Affiliate thereof will be entitled to participate in the ownership of any of the land development deals listed on Exhibit C attached hereto and incorporated herein by this reference (provided, however, that the Company shall be entitled to participate in the development fees for such deals), and (y) any participation by Executive with respect to such land development deals, and any efforts of Executive in connection therewith, shall not be deemed to violate any provisions of this Employment Agreement.

                  (h) Redevelopment Deals. Executive shall be entitled to (x) a cash payment of One Hundred Sixty Two Thousand five hundred and No/100 Dollars ($162,500.00) on the Effective Date, and (y) thirty two and one half percent (32.5%) of all project development fees earned by the Company and/or any Affiliate thereof prior to the Expiration Date with respect to third-party development deals, as and when such fees are received by the Company or such Affiliate, as the case may be; provided, however, that the cash payment described in clause (x) shall be treated as an advance of amounts to which Executive is entitled pursuant to clause (y); and, provided further, that the aggregate amount payable to Executive pursuant to this Paragraph 3(h) shall not exceed Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00). For purposes of this Agreement, the term "third-party" shall mean any person in which the Company does not have a direct ownership interest. At the discretion of the Company, the amounts payable to Executive pursuant to clause (y) of the preceding sentence may be paid in the form of cash or stock of the Company.

                  (i) Additional Management Fees. If, at any time prior to the second anniversary of the Effective Date, Executive procures any new fee-managed third-party business for the Company, then, upon the execution of the management contract with respect to such new business, Executive shall be entitled to a lump-sum fee of two hundred percent (200%) of the annual net profit to be realized by the Company pursuant to such contract. For purposes of determining "annual net profit," the Company shall apply a cost factor of 2%. For example, if the annual gross management fee to the Company is 5%, the annual net profit shall be 5% minus 2%, or 3%, and the lump-sum fee payable to Executive shall be 6%, one-quarter of which shall be payable on the six-month anniversary date of the management contract, provided the management contract is still in effect, otherwise no payment shall be due, one-quarter of which shall be payable on the one-year anniversary date of the management contract, provided the management contract is still in effect, otherwise no payment shall be due, one quarter of which shall be payable on the eighteen-month anniversary date of the management contract, provided the management contract is still in effect, otherwise no payment shall be due, and the remaining one-quarter shall be payable on the two-year anniversary date of the

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management contract, provided the management contract is still in effect, otherwise no payment shall be due.

                  (j)      Property Sales.

                           (i) If, on or before the fifth (5th) anniversary of the Effective Date, the Company or any Affiliate thereof acquires any properties owned by Publix Supermarkets, Inc., or any Affiliate thereof, then, on the closing date of such acquisition, (x) Rice Realty Group, Inc., or its assignee, shall be entitled to a fee (but only if such acquisition is effected through an outside broker), and (y) Executive shall be entitled to a fee (if such acquisition is not effected through an outside broker), in each case equal to one percent (1%) of the gross purchase price paid for such properties by the Company or such Affiliate, as the case may be. In addition, if the Company has entered into substantial negotiations with respect to any such acquisition prior to the fifth (5th) anniversary of the Effective Date, then such fees shall be payable upon the closing of such acquisition (even if such closing takes place after the fifth (5th) anniversary of the Effective Date). If the Company would be placed at a competitive disadvantage with respect to any proposed acquisition by the payment of any fee that would be payable to Rice Realty Group, Inc., or its assignee, pursuant to this Section 3(j)(i), with respect to such proposed acquisition, Rice Realty Group, Inc., or its assignee, will negotiate with the Company in good faith to modify its fee to the extent necessary to facilitate the proposed acquisition.

                           (ii) If, at any time prior to the Expiration Date, the Company or any Affiliate thereof acquires a property with respect to which RMC Realty Companies, L.P., a Delaware limited partnership doing business in Florida as RMC Realty Companies, Ltd., was the third-party manager or leasing agent immediately prior to the Effective Date, then, on the closing date of such acquisition, Executive shall be entitled to a fee of one percent (1%) of the gross purchase price paid for such property by the Company or such Affiliate, as the case may be (or such other percentage as may be mutually agreed by the parties).

                           (iii) If Executive agrees to list with an outside broker any property owned by an entity of which Executive or any Affiliate of the Executive is the general partner, then Executive shall be entitled to fifty percent (50%) of any fees received by the Company and/or any Affiliate thereof with respect to the sale of such property, as and when such fees are received by the Company or such Affiliate, as the case may be.

                           (iv) If the Company or any Affiliate thereof purchases a property from an entity of which Executive is the managing general partner, then, on the closing date of such transaction, Executive shall be entitled to a fee of one percent (1%) of the gross purchase price paid for such property by the Company or such Affiliate, as the case may be).

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                  (k) Fees Not Cumulative. The fees and other compensation
described Paragraphs 3(f), (g), (h), (i) and (j) are not intended to be cumulative; provided, however, that if Executive would be entitled to a fee pursuant to more than one of such sections with respect to any particular transaction, Executive shall be entitled to whichever of such fees would result in the greatest payment to Executive.

                  (l) Definition of Affiliate. For purposes of this Employment Agreement, (x) the term "Affiliate" of any person any person or entity directly or indirectly controlling, controlled by, or under direct or indirect common control with such person and (y) the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, general partner interests, by contract or otherwise, and the terms "controlling" or "controlled" shall have meanings correlative thereto. The term "Affiliate" of the Company shall be deemed to include RMC/Konover Property Trust LLC.

         4.       Payment in the Event of Death or Permanent Disability.

                  (a) In the event of the Executive's death or "permanent disability" (as hereinafter defined) during the term of her employment under this Employment Agreement, the Company shall pay to the Executive (or her personal representatives, heirs, successors and assigns in the event of her death) an amount equal to (i) two (2) times the Executive's then effective annual base salary, as determined under Paragraph 3(a), plus (ii) the balance of the payments to which Executive is entitled pursuant to Paragraph 3(b) through the Expiration Date, plus (iii) a pro rata portion of the bonus applicable to the calendar year in which such death or permanent disability occurs, as such bonus is determined under Paragraph 3(c).

                  (b) The pro rata portion of the bonus described in Paragraph 4(a) shall be paid when and as provided in Paragraph 3(c). The remainder of the benefit to be paid pursuant to Paragraph 4(a) shall be paid within ninety (90) days after the date of death or permanent disability, as the case may be.

                  (c) Except as otherwise provided in Paragraphs 2(b), 3(d), 4(a), 4(b), and 8, and 11, in the event of the Executive's death or permanent disability, the Executive's employment hereunder shall terminate and the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by her hereunder up to and including the date of such death or permanent disability, as the case may be, or pursuant to any agreement between the Company and the Executive related to any Restricted Shares or Stock Options held by the Executive.

                  (d) For purposes of this Employment Agreement, the Executive's "permanent disability" shall be deemed to have occurred after one hundred twenty
(120) days in the aggregate during any consecutive twelve (12) month period, or after ninety

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(90) consecutive days, during which one hundred twenty (120) or ninety (90)
days, as the case may be, the Executive, by reason of her physical or mental disability or illness, shall have been unable to discharge her duties under this Employment Agreement. The date of permanent disability shall be such one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive's permanent disability from the other, dispute that the Executive's permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Tampa, Florida, area and, unless such physician shall issue a written statement to the effect that in his/her opinion, based on his/her diagnosis, the Executive is capable of resuming her employment and devoting her full time and energy to discharging her duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

         5.       Termination.

                  (a) The employment of the Executive under this Employment Agreement, and the term hereof, may be terminated by the Company:

                           (i) on the death or permanent disability (as defined above) of the Executive;

                           (ii) for "cause" at any time by action of the Board;
         or

                           (iii) "without cause" at any time by action of the Board.

         For purposes hereof, the term "cause" shall mean:

                  (A) The Executive's fraud, commission of a felony, commission of an act or series of repeated acts of dishonesty which fraud, felony or dishonesty is materially inimical to the best interests of the Company, or which results in material injury to the business reputation of the Company, or the Executive's willful and repeated failure to perform her duties under this Employment Agreement, which failure has not been cured within fifteen (15) days after the Company gives notice thereof to the Executive; or

                  (B) The Executive's material breach of any material provision of this Employment Agreement, which breach has not been cured in all substantial respects within ten (10) days after the Company gives notice thereof to the Executive.

                  For purposes hereof, the term "without cause" shall mean any reason other than those set forth in subparagraphs (a)(i) and (a)(ii) of this Paragraph 5.

         The exercise by the Company of its rights of termination under this Paragraph 5 shall be the Company's sole remedy in the event of the Executive's termination, whether for "cause" or "without cause". Upon any termination of this Employment Agreement, the

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Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company.

                  (b) The employment of the Executive under this Employment Agreement, and the term hereof, may be terminated by the Executive at any time, and for any reason.

                  (c) In the event of a termination claimed by the Company to be for "cause" pursuant to Paragraph 5(a)(ii), the Executive shall have the right to have the justification for said termination determined by arbitration in Tampa, Florida. In order to exercise such right, the Executive shall serve on the Company within thirty (30) days after termination a written request for arbitration. The Company immediately shall request the appointment of a single arbitrator by the American Arbitration Association and thereafter the question of "cause" shall be determined under the rules of the American Arbitration Association applicable to employment disputes, and the decision of the arbitrator shall be final and binding on both parties except as otherwise provided by the arbitrator. The parties shall use all reasonable efforts to facilitate and expedite the arbitration and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, the Executive shall continue to receive all compensation and benefits to which she is entitled hereunder, and if at any time during the pendency of such arbitration the Company fails to pay and provide all compensation and benefits to the Executive in a timely manner the Company shall be deemed to have automatically waived whatever rights it then may have had to terminate the Executive's employment for cause. Expenses of the arbitration shall be borne equally by the parties.

                  (d) In the event of termination pursuant to subparagraph
(a)(i), (a)(ii) or (b) of this Paragraph 5, except as otherwise provided in Paragraphs 2(b), 2(c), 3(d), 4(a), 4(b) and 11, as applicable, the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by her hereunder up to and including the effective date of such termination.

                  (e) In the event of termination pursuant to Paragraph 2(c), or subparagraph (a)(iii) of this Paragraph 5, the Executive (in addition to any rights of the Executive to any restricted shares or stock options pursuant to the terms of other agreements between the Executive and the Company) shall be entitled to:

                           (i) severance pay payable within five (5) days of such termination in a lump sum equal to the sum of (A) the greater of
         (x) the total amount of unpaid base salary for the then-unexpired portion of the term of this Employment Agreement, including any extended term as provided by Section 2(a) hereof at the then-effective annual rate of salary, as determined under Paragraph 3(a) and (y) the amount of one year's base salary at the then-effective annual rate of salary, (B) the product of the number of years (including fractions) representing the unexpired term of this Employment Agreement (but not less than one) times

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         an amount equal to the average of the annual bonuses payable to the
         Executive under Paragraph 3(c) for the three (3) full calendar years immediately prior to termination of this Employment Agreement in which a bonus was payable or such lesser number of full calendar years during which the Executive was employed hereunder for which a bonus was payable, and (C) the balance of the payments to which Executive is entitled pursuant to Paragraph 3(b) through the Expiration Date,

                           (ii) during a period equal to the greater of one (1) year or the unexpired term of this Employment Agreement, all other benefits to which the Executive would have been entitled during the term of this Employment Agreement had the Executive's employment not been terminated,

                           (iii) any other benefits accrued and earned by her hereunder up to and including the effective date of such termination.

                  (f) In the event of the termination of her employment pursuant to Paragraph 2(c) or Paragraph 5(a)(iii), the Executive shall have the option to be released from her obligations under Paragraph 6(a)(i), by releasing the Company from its obligations under Paragraph 5(e) hereof (other than those provided in Paragraph 5(e)(i)(C) and 5(e)(iii)). Such option may be exercised by the Executive giving the Company notice thereof within five (5) days of such termination.

                  (g) In no event shall the Executive have or be deemed to have any duty to seek employment or otherwise mitigate damages with respect to any amounts or benefits due to her upon termination of this Employment Agreement as provided in this Paragraph 5, nor shall any such amount or benefits be reduced by reason of any other compensation or benefits which the Executive may earn following termination of this Employment Agreement.

         6.       Covenants and Confidential Information.

                  (a) The Executive acknowledges the Company's reliance and expectation of the Executive's continued commitment to performance of her duties and responsibilities during the time when she is employed under this Employment Agreement. In light of such reliance and expectation on the part of the Company (but subject to Paragraph 5(e), 5(f) and 5(g) above), the Executive shall not, directly or indirectly:

                           (i) at any time prior to the date on which Executive's employment under this Agreement is terminated for any reason, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity (other than the Company

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         or any Affiliate thereof) primarily engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing shopping centers in the United States; provided, however, that the ownership of not more than five percent (5%) of any class of securities (including general partner interests) of any entity shall not be deemed a violation of this covenant; or

                           (ii) at any time prior to the date on which Executive's employment under this Agreement is terminated for any reason disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company's operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is obtainable in the public domain or known in the industry generally, (B) becomes obtainable in the public domain or known in the industry generally, except by reason of the breach by the Executive of the terms hereof,
         (c) was not acquired by the Executive in connection with her employment or affiliation with the Company, (D) was not acquired by the Executive from the Company or its representatives, or (E) is required to be disclosed by rule of law or by order of a court or governmental body or agency; or

                           (iii) at any time prior to the later of (x) the date on which Executive's employment under this Employment Agreement is terminated for any reason or (y) the date that is five (5) years after the Effective Date, manage or lease or participate in the management or leasing of any property which was subject to a written management and/or leasing contract (with the Company as manager and/or leasing agent) on the date on which Executive's employment under this Employment Agreement was terminated for any reason; provided, however, that the provisions of this Paragraph 6(a)(iii) shall apply to any such property only for so long as such written management or leasing contract remains in full force and effect.

                  (b) The Executive agrees and understands that the remedy at law for any breach by her of this Paragraph 6 may be inadequate and that the damages following such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this Paragraph 6, the Company may be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 6 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Paragraph 6 which may be pursued or availed of by the Company.

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                  (c) The Executive has carefully considered the nature and
extent of the restrictions upon her and the rights and remedies conferred upon the Company under this Paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

         7. Stock Options.     [Intentionally Omitted]

         8. Restricted Stock.  [Intentionally Omitted]

         9. Tax Adjustment Payments. If all or any portion of the amounts payable to the Executive under this Employment Agreement (together with all other payments of cash or property, whether pursuant to this Employment Agreement or otherwise, including, without limitation, the issuance of common stock of the Company, or the granting, exercise or termination of options therefor) constitutes "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased (in the same manner, to the extent applicable, without duplication, as provided in (i), (ii) and (iii) below) to the extent necessary to place the Executive in the same after-tax position as she would have been in had no such tax assessment been imposed on any such payment paid or payable to the Executive under this Employment Agreement or any other payment that the Executive may receive in connection therewith. The determination of the amount of any such tax or assessment and the incremental payment required hereby in connection therewith shall be made by the accounting firm employed by the Executive within thirty (30) calendar days after such payment and said incremental payment shall be made within five (5) calendar days after such determination has been made. If, after the date upon which the payment required by this Paragraph 9 has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment, or otherwise) that the amount of excise or other similar taxes or assessments payable by the Executive is greater than the amount initially so determined, then the Company shall pay the Executive an amount equal to the sum of: (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse the Executive for any income, excise or other tax assessment payable by the Executive with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Paragraph 9. Payment thereof shall be made within five (5) calendar days after the date upon which such subsequent determination is made.

         10.      Representations and Warranties of the Company.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to enter into, execute and deliver this Employment Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby.

                  (b) The execution and delivery of, performance of obligations under, and consummation of the transactions contemplated by, this Employment Agreement have been duly authorized and approved by all requisite corporate action by or in respect of the Company, and this Employment Agreement constitutes the legally valid and binding obligation of the Company, enforceable by the Executive in accordance with its terms.

                  (c) No provision of the Company's governing documents or any agreement to which it is a party or by which it is bound or of any material law or regulation of the kind usually applicable and binding upon the Company prohibits or limits its ability to enter into, execute and deliver this Employment Agreement, fulfill its respective obligations hereunder and consummate the transactions contemplated hereby.

         11. Survival. Notwithstanding anything to the contrary contained in this Employment Agreement, the provisions of Paragraphs 3(b), (f), (g), (h),
(i), (j), (k) and (l) and Paragraph 12 shall survive, and shall continue in full force and effect following, the termination of this Employment Agreement for any reason, or the death or permanent disability of the Executive.

         12. Indemnification. The Company hereby acknowledges that it will be operating in Florida under Executive's Florida real estate broker's license. The Company hereby agrees that it shall indemnify and hold the Executive harmless from, against and in respect of, any liability, loss, cost, damage, expense or payment, including reasonable attorneys' fees and expenses, incurred or suffered by her as a result of the Company's use of Executive's Florida real estate broker's license.

         13.      Miscellaneous.

                  (a) The Executive represents and warrants that she is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit her from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

                  (b) The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable nevertheless shall be binding and enforceable.

                  (c) The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Executive (other than obligations to perform services and to refrain from competition and disclosure of confidential information) and her heirs, personal representatives and assigns.

                  (d) Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association applicable to employment disputes then pertaining in the City of Tampa, Florida, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 12(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of her covenants contained in Paragraph 6 hereof.

                  (e) Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified return receipt requested, and if mailed to the Company, shall be addressed to its principal place of business, attention: President, and if mailed to the Executive, shall be addressed to her at her home address last known on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other. All notices provided for hereunder to the parties shall be accompanied by simultaneous copy of such notice sent to the attorneys for such parties, as follows:

                  If to the Executive:      Suzanne Levin Rice
                                            16211 Villareal de Avila
                                            Tampa, Florida  33613

                  With a copy to:           Leslie J. Barnett, Esq.
                                            Barnett, Bolt, Kirkwood & Long
                                            601 Bayshore Boulevard
                                            Suite 700
                                            Tampa, Florida  33606

                  And with a copy to:       Clifford L. Walters, III, Esq.
                                            Blalock, Landers, Walters & Vogler
                                            802 11th Street West
                                            Bradenton, Florida 34205

                  If to the Company:        Konover Property Trust, Inc.
                                            11000 Regency Parkway
                                            Third Floor East Tower
                                            Cary, North Carolina 27511
                                            Attention: President

Notices sent by Federal Express or similar overnight delivery service shall also constitute due notice under this Paragraph 12(e), effective upon receipt thereof.

                  (f) The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                  (g) This Employment Agreement supersedes all prior agreements and understandings between the parties made prior to the date hereof and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                  (h) This Employment Agreement shall be governed by and construed according to the laws of the State of North Carolina.

                  (i) Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

                  (j) Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

                  (k) This Employment Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Employment Agreement may be executed by facsimile signature.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

                                       KONOVER PROPERTY TRUST, INC.
                                       a Maryland corporation


Attest: /s/ Patrick M. Minuitti        By: /s/ C. Cammack Morton
        -----------------------            ---------------------
           (Corporate Seal)                     C. Cammack Morton
                                                President
                                                Chief Executive Officer



                                       /s/ Suzanne Levin Rice
                                       ------------------------
                                       SUZANNE LEVIN RICE


                                       KPT PROPERTIES, L.P.,
                                       ------------------------------
                                       a Delaware limited partnership


                                       By:  C. Cammack Morton
                                            ------------------------
                                            Name: C. Cammack Morton
                                            Title: President & CEO
                                       Solely to acknowledge the
                                       provisions of Paragraphs
                                       3(f), (g), (h), (i), (j)
                                       and (k) of this Employment
                                       Agreement as managing
                                       member of, and on behalf of
                                       RMC/Konover Property Trust
                                       LLC


                                       RICE REALTY GROUP, INC.,
                                       a Florida corporation


                                       By: /s/ Mitchell F. Rice
                                           ------------------------
                                           Mitchell F. Rice, President, Solely
                                           to acknowledge the provisions of
                                           Paragraph 3(j)(i) of this Agreement


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